Exhibit 4.8

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

FREE STREAM MEDIA CORP.

WARRANT TO PURCHASE STOCK

Warrant No.:	Issued on , 2020
Void after April , 2025

This certifies that in consideration of the sum of (i) One Dollar ($1.00) plus (ii)                                          Dollars ($                    ) previously paid to Free Stream Media Corp. (d/b/a Samba TV), a Delaware corporation (the “Company”), with principal offices at 123 Townsend Street, Suite 500, San Francisco, CA 94107, receipt of which is hereby acknowledged,                                          or its registered assigns (the “Holder”) is entitled, subject to the terms and conditions of this Warrant, to purchase from the Company at a price per share equal to the Warrant Price at any time prior to the Expiration Date, up to that number of shares of Warrant Stock equal to the Maximum Purchase Amount divided by the Original Issue Price (as defined in the Company’s Restated Certificate of Incorporation) of the shares of Warrant Stock, upon surrender of this Warrant at the principal offices of the Company, together with a duly executed subscription form in the form attached hereto as Exhibit 1 and simultaneous payment of an amount equal to the product obtained by multiplying the Warrant Price by the number of shares of Warrant Stock so purchased in lawful money of the United States, or if permitted, by an election to net exercise as set forth in Section 2.6. The Warrant Price and the number and character of shares of Warrant Stock purchasable under this Warrant are subject to adjustment as provided herein.

This Warrant has been issued pursuant to that certain Note and Warrant Purchase Agreement dated as of April __, 2020 (the “Purchase Agreement”), by and among the Company, the original holder of this Warrant and certain other investors, and is subject to the provisions thereof.

1. DEFINITIONS. The following definitions shall apply for purposes of this Warrant:

“Affiliate” has the meaning ascribed to it in Rule 144 promulgated under the Securities Act.

“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.

“Company” shall include, in addition to the Company identified in the opening paragraph of this Warrant, any corporation or other entity that succeeds to the Company’s obligations under this Warrant, whether by permitted assignment, by merger or consolidation or otherwise.

“Expiration Date” means 5:00 p.m. Pacific Time on May __, 2025 or such earlier date and time on which the Warrant ceases to be exercisable as provided in Section 4.

“Initial Public Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of the Company’s Common Stock for the account of the Company.

“Liquidation Event” has the meaning ascribed to it in the Note.

“Maximum Purchase Amount” means fifty percent (50%) of the principal amount of the Note.

“Next Equity Financing” has the meaning ascribed to it in the Note.

“Note” means the Convertible Promissory Note(s) initially payable to the initial Holder hereof and issued under the Purchase Agreement.

“Notes” means a series of Convertible Promissory Notes aggregating up to $15,000,000 in principal amount issued under the Purchase Agreement, each containing substantially identical terms and conditions.

“Purchase Amount” means, at a given time, an amount equal to the Maximum Purchase Amount less the aggregate amount previously paid to the Company for the purchase of Warrant Stock upon exercise of this Warrant.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Warrant” means this Warrant and any warrant(s) delivered in substitution or exchange therefor, as provided herein.

“Warrants” means a series of warrants to purchase the Company’s Series B Preferred Stock issued under the Purchase Agreement, of which this Warrant is one, each such warrant containing substantially identical terms and conditions as this Warrant.

“Warrant Price” means (a) $0.01 per share. The Warrant Price is subject to adjustment as provided herein.

“Warrant Stock” means the Company’s Series B Preferred Stock. The number of shares of Warrant Stock are subject to adjustment as provided herein and the term “Warrant Stock” shall include stock and other securities and property at any time receivable or issuable upon exercise of this Warrant taking into account all such adjustments.

2. EXERCISE.

2.1 Method of Exercise. Subject to the terms and conditions of this Warrant, Holder may exercise this Warrant in whole or in part, at any time or from time to time, on any Business Day after the date of this Warrant and before the Expiration Date, for up to that number of shares of Warrant Stock that is obtained by dividing the Purchase Amount by the then effective Original Issue Price of the shares of Warrant Stock. This Warrant shall be exercised by surrendering this Warrant at the principal offices of the Company, with the subscription form attached hereto as Exhibit 1 duly executed by Holder, and by payment in a form specified in Section 2.2 of an amount equal to the product obtained by multiplying (i) the number of shares of Warrant Stock to be purchased by Holder by (ii) the Warrant Price as determined in accordance with the terms hereof or, if applicable, an election to net exercise the Warrant as provided in Section 2.6 for the number of shares to be acquired in connection with such exercise. Holder may deliver the subscription form attached hereto as Exhibit 1 duly executed by Holder in order to exercise this Warrant in connection with an Initial Public Offering or a Liquidation Event, with the exercise and payment to be contingent upon consummation of the transaction.

2.2 Form of Payment. Subject to the provisions of Section 4, payment for the Warrant Stock upon exercise may be made by (a) a check payable to the Company’s order, (b) wire transfer of funds to the Company, (c) cancellation of indebtedness of the Company to Holder, (d) by net exercise as provided in Section 2.6, or (e) any combination of the foregoing.

2.3 Partial Exercise. Upon a partial exercise of this Warrant: (a) the Purchase Amount immediately prior to such partial exercise shall be reduced by the aggregate Purchase Amount of such partial exercise, and (b) this Warrant shall be cancelled and replaced with a new Warrant of like tenor in which the stated Maximum Purchase Amount is the Purchase Amount as so reduced.

2.4 No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant. If upon exercise of this Warrant in whole or in part, a fraction of a share would otherwise result, then in lieu of such fractional share, the Company shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable Warrant Price.

2.5 Restrictions on Exercise. This Warrant may not be exercised if the issuance of the Warrant Stock upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of this Warrant, Holder shall execute the subscription form attached hereto as Exhibit 1, confirming and acknowledging that the representations and warranties of the original Holder set forth in Section 4 of the Purchase Agreement are true and complete as of the date of exercise.

2.6 Net Exercise Election.

2.6.1 Holder may elect to convert all or any portion of this Warrant, without the payment by Holder of any additional consideration, by the surrender of this Warrant to the Company, with the net exercise election selected in the subscription form attached hereto, duly executed by Holder, into up to the number of shares of Warrant Stock that is obtained under the following formula:

X = Y (A-B)

        A

where	X	=	the number of shares of Warrant Stock to be issued to Holder pursuant to a net exercise of this Warrant effected pursuant to this Section 2.6.

	Y	=	the Purchase Amount divided by the Warrant Price.

	A	=	the fair market value of one share of Warrant Stock, determined at the time of such net exercise as set forth in the last paragraph of this Section 2.6.

	B	=	the Warrant Price.

The Company will promptly respond in writing to an inquiry by Holder as to the then current fair market value of one share of Warrant Stock.

2.6.2 For purposes of the above calculation, fair market value of one share of Warrant Stock shall be determined by the Company’s Board of Directors in good faith; provided, however, that if on the relevant exercise date for which such value must be determined, a public market for the Company’s Common Stock exists, then the fair market value per share of the Warrant Stock shall be determined by reference to the market price of the Common Stock by multiplying the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise by: (a) if the Warrant is being exercised in connection with the Company’s initial public offering, the per-share offering price to the public as set forth in the Company’s final prospectus filed with the Securities and Exchange Commission or (b) otherwise, the average of (i) the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or (ii) the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the five (5) trading days prior to the date as of which the value of the fair market value is to be determined.

3. ISSUANCE OF STOCK. Except as set forth in Section 4, this Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As soon as practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole shares of Warrant Stock issuable upon such exercise, together with payment of any fractional shares pursuant to Section 2.4.

4. EXERCISES IN CONNECTION WITH CERTAIN TRANSACTIONS. If the Company proposes at any time to effect a Liquidation Event or an Initial Public Offering, the Company shall give the Holder at least ten (10) days advance written notice (each, a “Transaction Notice”) of the anticipated closing date for such Liquidation Event or the anticipated initial closing date for such Initial Public Offering, as applicable.

If pursuant to a Transaction Notice, Holder has not elected to exercise this Warrant under Section 2.1 in connection with (a) a Liquidation Event, or (b) an Initial Public Offering, as applicable, then upon the effective date of the Liquidation Event or the initial closing of the Initial Public Offering, as applicable, this Warrant shall automatically be deemed net exercised in full pursuant to Section 2.6 above and thereafter shall no longer be deemed exercisable and shall terminate.

If this Warrant remains outstanding as of the Expiration Date, then at such time this Warrant shall automatically be deemed net exercised in full pursuant to Section 2.6 above immediately prior to the termination of this Warrant, unless the Holder shall have earlier provided written notice to the Company that the Holder desires that this Warrant terminate unexercised.

5. ADJUSTMENT PROVISIONS. The number and character of shares of Warrant Stock issuable upon exercise of this Warrant and the Warrant Price therefor, are subject to adjustment upon each event in Sections 5.1 through 5.4 occurring between the date this Warrant is issued and earlier of the time that it is exercised in full or the Expiration Date:

5.1 Adjustment for Stock Splits and Stock Dividends. The Warrant Price and the number of shares of Warrant Stock for which this Warrant remains exercisable shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or other similar event affecting the number of outstanding shares of Warrant Stock.

5.2 Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive a dividend or other distribution payable with respect to the Warrant Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 5.1 or Section 5.3) or (b) assets (other than cash) which dividend or distribution is actually made (each a “Dividend Event”), then, and in each such case, Holder, upon exercise of this Warrant at any time after such Dividend Event, shall receive, in addition to the shares of Warrant Stock, the securities or such other assets of the Company that would have been payable to Holder if Holder had completed such exercise of this Warrant, immediately prior to such Dividend Event.

5.3 Adjustment for Reorganization, Consolidation, Merger. (a) In case of any recapitalization or reorganization of the Company or (b) in case the Company shall consolidate with or merge into one or more other corporations or entities which results in a change of the Warrant Stock, other than in connection with a Liquidation Event (each, a “Reorganization Event”), then, and in each such case, Holder, upon the exercise of this Warrant after such Reorganization Event shall be entitled to receive, in lieu of the stock or other securities and property that Holder would have been entitled to receive upon such exercise prior to such Reorganization Event, the stock or other securities or property which Holder would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, Holder had completed such exercise of this Warrant, all subject to further adjustment as provided in this Warrant. If after such Reorganization Event, the Warrant is exercisable for securities of a corporation or entity other than the Company, then such corporation or entity shall duly execute and deliver to Holder a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event.

5.4 Conversion of Stock. In case all (a) the authorized Warrant Stock is converted, pursuant to the Company’s Certificate of Incorporation, into Common Stock or other securities or property, or (b) the Warrant Stock otherwise ceases to exist or to be authorized by the Company’s Certificate of Incorporation (each, a “Stock Event”), then Holder, upon exercise of this Warrant at any time after such Stock Event, shall receive, in lieu of the number of shares of Warrant Stock that would have been issuable upon exercise of this Warrant immediately prior to such Stock Event, the stock and other securities and property that Holder would have been entitled to receive upon the Stock Event, if, immediately prior to such Stock Event, Holder had completed such exercise of this Warrant.

5.5 Notice of Adjustments. The Company shall promptly give written notice of each adjustment under Section 5 of the Warrant Price or the number of shares of Warrant Stock or other securities that remain issuable upon exercise of this Warrant. The notice shall describe the adjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

5.6 No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or in the number of shares of Warrant Stock issuable upon its exercise.

5.7 Reservation of Stock. If the number of shares of Warrant Stock or other securities issuable upon exercise of this Warrant that are authorized and unissued under the Company’s Certificate of Incorporation shall not be sufficient to effect the exercise of this Warrant in full, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Warrant Stock or other securities issuable upon exercise of this Warrant as shall be sufficient for such purpose.

6. PROVISIONS RELATING TO STOCKHOLDER RIGHTS.

6.1 “Market Stand-Off” Agreement. Holder hereby agrees that Holder shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any shares of Warrant Stock (other than to donees or partners of Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that:

(a) such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to securities sold pursuant to such registration statement; and

(b) all executive officers and directors of the Company then holding Common Stock of the Company, and each employee stockholder who holds in the aggregate at least 1% of the then outstanding Common Stock of the Company on an asconverted basis, enter into similar agreements.

For purposes of this Section 6.1, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the securities of the Company subject to this Section and to impose stop transfer instructions with respect to the securities of the Company held by Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable time period so requested.

6.2 No Voting or Other Rights. This Warrant does not entitle Holder to any voting rights or other rights as a stockholder of the Company, unless and until (and only to the extent that) this Warrant is actually validly exercised for shares of the Company’s capital stock in accordance with its terms. In the absence of valid exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

7. REPRESENTATIONS AND WARRANTIES OF HOLDER

In order to induce the Company to issue this Warrant to the original Holder, the original Holder has made representations and warranties to the Company as set forth in the Purchase Agreement.

8. GENERAL PROVISIONS.

8.1 Attorneys’ Fees. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Warrant, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Warrant, including attorneys’ fees.

8.2 Transfer. Neither this Warrant nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Warrant may be assigned, conveyed or transferred without the prior written consent of the Company to any Affiliate of Holder who (a) executes and delivers an acknowledgement that such transferee agrees to be subject to, and bound by, all the terms and conditions of this Warrant, (b) makes the representations and warranties to the Company that are set forth in Section 6 of the Purchase Agreement, and (c) (if requested by the Company) delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities laws. Subject to the foregoing, the rights and obligations of the Company and Holder under this Warrant and the Purchase Agreement shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

8.3 Governing Law. This Warrant shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

8.4 Headings. The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

8.5 Notices. Unless otherwise provided herein, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given (a) at the time of personal delivery, if delivery is in person; (b) one (1) Business Day after deposit with an express overnight courier for United States deliveries, or three (3) Business Days after deposit with an international express overnight air courier for deliveries outside of the United States, in each case with proof of delivery from the courier requested; or (c) four (4) Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries, when addressed to the party to be notified at the address indicated for such party in Section 11(e) of the Purchase Agreement, or at such other address as any party hereto may designate by giving ten (10) days’ advance written notice to all other parties in accordance with the provisions of this Section.

8.6 Amendment; Waiver. This Warrant and all other Warrants issued under the Purchase Agreement may be amended and provisions may be waived by the warrant holders and the Company as provided in Section 11(c) of the Purchase Agreement. Any amendment or waiver effected in accordance with Section 11(c) of the Purchase Agreement shall be binding upon each holder of any Warrants at the time outstanding, each future holder of the Warrants and the Company.

8.7 Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Warrant to the extent they are unenforceable and the remainder of the Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant to Purchase Stock as of the date first written above.

THE COMPANY:

By:

Name:

Title:

HOLDER:

By:

Name:

Title:

EXHIBIT 1

FORM OF SUBSCRIPTION

(To be completed and signed only upon exercise of Warrant)

To: Free Stream Media Corp. (d/b/a Samba TV) (the “Company”)

We refer to that certain Warrant to Purchase Stock of the Company, [Warrant No.             ], issued [on                     ] (the “Warrant”).

Select one of the following two alternatives:

☐ Cash Exercise. On the terms and conditions set forth in the Warrant, the undersigned Holder hereby elects to purchase                                          shares of                                          Stock of Free Stream Media Corp. (d/b/a Samba TV) (the “Warrant Stock”), pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full. This exercise ☐ IS ☐ IS NOT conditioned upon the completion of the Liquidation Event or the Initial Public Offering that has been described in a Transaction Notice, dated                                         , delivered by the Company to the Holder pursuant to Section 4 of the Warrant.

☐ Net Exercise Election. On the terms and conditions set forth in the Warrant, the undersigned Holder elects to convert the Warrant into shares of Warrant Stock by net exercise election pursuant to Section 2.6 of the Warrant. This conversion is exercised with respect to                                         shares of                                          Stock of Free Stream Media Corp. (d/b/a Samba TV) (the “Warrant Stock”) covered by the Warrant.

In exercising the Warrant, the undersigned Holder hereby confirms and acknowledges that the representations and warranties set forth in Section 6 of the Purchase Agreement as they apply to the undersigned Holder continue to be true and complete as of this date. Please issue a certificate or certificates representing such shares of Warrant Stock in Holder’s name and deliver such certificate(s) to Holder at the address set forth below:

(Address)

(City, State, Zip Code)

(Federal Tax Identification Number)

WHEREFORE, the undersigned Holder has executed and delivered the Warrant and this Subscription Form as of the date set forth below.

Date:	[INSERT HOLDER’S NAME]

By:
	[Its:	]